Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Treace Medical Concepts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)(2)(3)	(4)	(4)	(5)	(5)

	Equity	Preferred Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)(2)(3)	(4)	(4)	(5)	(5)

	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Other	Units	Rule 456(b) and Rule 457(r)	(1)(2)	(4)	(4)	(5)	(5)

	Total Offering Amounts						(5)	(5)

	Total Fees Previously Paid

	Total Fee Offsets						(5)	(5)

	Net Fees Due

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Common Stock is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Common Stock or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend, or similar transaction.

(3)	Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, or exchange of other securities, or that are issued in units.

(5)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee. Any subsequent registration fees will be paid on a pay-as-you-go basis.